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                                                                                                                    Exhibit 12.2
                                                                                                                        8/20/99
                                                                               GULF POWER COMPANY
                                                        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1998 and the twelve months ended June 30, 1999

                                                                                                                            Twelve
                                                                                                                            Months
                                                                           Year ended December 31,                          Ended
                                                 ------------------------------------------------------------------------  June 30,
                                                       1994        1995         1996         1997           1998            1999
                                                       ----        ----         ----         ----           ----            ----
                                                 ------------------------Thousands of Dollars-------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                 $ 93,407     $  92,693     $  94,283      $ 90,978       $ 88,747     $ 84,727
      Federal and state income taxes                40,848        33,796        35,417        40,497         36,883       29,668
      Deferred income taxes, net                    (6,987)          390         2,156        (7,047)        (4,684)        (463)
      Deferred  investment  tax credits                  0             0             0             0              0            0
      AFUDC - Debt funds                               656           187            58             5              0            0
                                                  --------     ---------    ----------      --------       --------     --------
         Earnings  as defined                     $127,924      $127,066      $131,914      $124,433       $120,946     $113,932
                                                  ========     =========    ==========      ========       ========     ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $ 27,124     $  23,294     $  24,691      $ 21,699       $ 19,718     $ 20,098
   Interest  on interim  obligations                 1,509         2,931         2,071           891          1,190        1,727
   Amort of debt disc, premium  and expense, net     1,834         2,014         2,087         2,281          2,100        1,988
   Other interest  charges                           2,442         1,674         1,882         4,885          8,582        6,259
                                                  --------     ---------     ---------      --------       --------     --------
         Fixed charges as defined                   32,909        29,913        30,731        29,756         31,590       30,072
Tax  deductible   preferred  dividends                 156           156           156           156            112           44
                                                  --------     ---------    ----------      --------       --------     --------
                                                    33,065        30,069        30,887        29,912         31,702       30,116
                                                  --------      --------     ----------      --------       --------     --------
Non-tax deductible preferred dividends               5,769         5,657         5,609         3,461            524          283
Ratio of net income before taxes to
 net income                                       x  1.554     x   1.543    x    1.591      x  1.546       x  1.563     x  1.534
                                                 ---------     ---------    ----------      --------       --------     --------
Pref dividend requirements before
 income taxes                                        8,965         8,729         8,924         5,351            819          434
                                                  --------     --------     ----------      --------       --------     ---------
Fixed charges plus pref dividend
 requirements                                     $ 42,030     $  38,798    $   39,811      $ 35,263       $ 32,521     $ 30,550
                                                  ========     =========    ==========      ========       ========     ========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED DIVIDEND REQUIREMENTS                    3.04          3.28         3.31           3.53           3.72          3.73
                                                      ====          ====         ====          =====          =====          ====
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